On December 16, 2014,
the Board of Trustees of HSBC Funds
(the Funds or Registrant), upon the
recommendation of the Audit Committee
of the Board of Trustees
(the Audit Committee), determined not
to retain KPMG LLP (KPMG) and approved
a change of the Funds independent
registered public accounting firm to
PricewaterhouseCoopers LLP (PwC)
for the fiscal year ending October 31, 2015.
For the fiscal years ended October 31, 2014 and October 31, 2013, KPMGs audit reports concerning the Funds contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the fiscal years ended October
31, 2014 and October 31, 2013, and through
December 23, 2014, there were no disagreements between the Funds and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the disagreements in its reports on the financial statements for such periods. In addition, there were no reportable events of the kind described in
Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During the Funds fiscal years ended October 31, 2014 and October 31, 2013, and the interim period ended December 23, 2014, neither the Registrant nor anyone on its behalf consulted PwC concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of
Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.